Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the closing of the initial public offering (the “Effective Date”) of Twin Vee PowerCats Co., a Delaware corporation, with its principal place of business located at 3101 S. US-1, Ft. Pierce, Florida 34982 (the “Company”), is entered into by and between Preston Yarborough, an individual residing in Florida (“Executive”), and the Company. Except as otherwise defined herein, capitalized terms and phrases shall have the meaning described thereto in Section 13 of this Agreement.

WHEREAS, the Company and Executive desire to set forth the terms and conditions under which Executive shall be employed, and upon which Executive shall be compensated by the Company.

WHEREAS, the Company desires to continue to employ Executive as its Vice President for the period and upon the terms and conditions set forth in this Agreement.

WHEREAS, Executive desires to serve in such capacities for such period and upon such terms.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.             Term. The Company agrees to employ Executive, and Executive accepts such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement. Executive’s employment shall commence as of the Effective Date and unless earlier terminated as provided herein, the initial term of this Agreement will be for a period of five (5) years, commencing on the date of this Agreement (the “Initial Term”); provided that thereafter this Agreement will be extended for additional one (1) year periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any such one (1) year extension period, as the case may be, either the Company or Executive provides notice to the other of its intent to terminate this Agreement upon the completion of the Initial Term or any such one (1) year extension period (the period of Executive’s employment by the Company under this Agreement will be referred to as the “Term”).

2.             Title; Duties; Board; Principal Place of Employment.

(a)           Title; Duties. During the Term, Executive shall serve as Vice President and Director of Product Development of the Company, reporting directly to the Company’s Chief Executive Officer . Executive shall perform such specific duties as are commensurate with such positions and such other duties as may be assigned to Executive from time to time by the Board.

(b)           Board. During the Term, Executive shall continue to serve as a member of the Company’s Board of Directors (the “Board”) if nominated .. Upon any cessation of Executive’s employment, unless otherwise requested by the Board, Executive agrees to resign from all director and officer positions with the Company and its affiliates.

(c)           Principal Place of Employment. Executive’s services shall be performed principally at the Company’s headquarters in Ft. Pierce, Florida. However, from time to time, Executive may also be required by his job responsibilities to travel on Company business, and Executive agrees to do so. Executive shall not be required to relocate from the Ft. Pierce, Florida area unless the Company relocates its corporate headquarters, in which event Executive may be required to relocate to such location.

3.             Outside Activities. Executive shall serve the Company faithfully and to the best of his ability, shall use his business judgment, skill and best efforts to the advancement of the interests of the Company during the Term. Executive shall not engage, directly or indirectly, in any other business, investment or activity that (a) interferes with the performance of Executive’s duties under this Agreement, (b) is contrary to the interests of the Company or any of its affiliates or (c) requires any portion of Executive’s business time; provided, however, that, to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement, Executive, with the Board’s prior written approval (which approval may be withheld in the sole discretion of the Board), may serve on the board or committee of any non-profit, educational, religious, charitable or other similar organization, may have speaking engagements, and may serve as a member of the Board of Directors or equivalent of other organizations or companies (collectively, “Outside Activities”), provided, however, that if, after it provides prior written approval for an Outside Activity, the Board determines in good faith that such Outside Activity is inconsistent with applicable law or Company policy, or conflicts with Executive’s obligations under this Agreement, Executive will cease any such Outside Activity upon written notice from the Board.

4.             Cash Compensation.

(a)           Base Salary. During the Term of this Agreement, Executive shall receive a base salary at a gross rate of One Hundred Sixty Thousand Dollars ($160,000) per annum (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s normal payroll practices for payment of its employees, as in effect from time to time. Executive’s Base Salary shall be subject to upward adjustment from time to time, as determined by the Board (or a committee thereof) in its sole discretion, but shall not be adjusted downward.

(b)           Bonuses - Other Compensation. Executive shall be eligible to receive a target annual performance cash bonus of 50% of Executive’s then-Base Salary (“Annual Target Bonus”). Executive’s Annual Target Bonus is not guaranteed and will be based on the Company’s performance and/or Executive’s individual performance as determined by the Compensation Committee of the Board (the “Committee”) in its discretion. The actual payout for this award will be calculated based solely on achievement against performance measures approved by the Committee. Each year, specific targets will be approved by the Committee in the year’s first quarter and communicated to Executive following such approval. Performance against these goals will be assessed after year end, with payout made no later than March 15 of the year following the year in respect of which the bonus was earned, subject to Executive’s continued employment through the payment date. In addition, during the Term of this Agreement, the Board, in its sole discretion, may award additional compensation to Executive other than as specifically provided by this Agreement.

(c)            Health Insurance. During the Term of this Agreement, the Company shall pay for the cost of medical insurance for coverage for Executive and his family.

(d)            Car Allowance. During the Term of this Agreement, Executive shall receive a $1,000 a month car allowance.

5.             Equity Compensation.

(a)           Initial Stock Option Grants. As soon as practicable following the closing of the Company’s initial public offering of stock, Executive will be granted a stock option to purchase One Hundred Thirty Six (136,000) shares of Company common stock, pursuant to the Company’s option agreement under the Company’s 2021 Stock Incentive Plan or a successor thereto (the “Plan”). The option shall vest and become exercisable in 36 equal monthly installments commencing on the first day of the month following the issuance date, subject to Executive’s continued employment through each such vesting date.

(b)          Equity Grants. In its sole discretion, the Board may grant to Executive from time to time stock options to purchase shares of Company common stock or such other equity awards as it may determine.

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6.             Executive Benefits.

(a)           Generally. During the Term of this Agreement, Executive shall be eligible to participate in all benefit and fringe benefit plans made available to other executive officers of the Company. Any such participation shall be subject to the terms and conditions of the applicable plan documents, applicable law, generally applicable Company policies, and the discretion of the Company, all as provided for in or contemplated by such plans. Subject to the terms of such plans and applicable law, the Company may alter, modify, add to or delete its employee benefit plans at any time, in its sole discretion, without recourse by Executive.

(b)           Vacation. Executive shall be entitled to four (4) weeks per year paid vacation time as provided in the Company’s vacation policies and procedures as in effect from time to time. Executive may take accrued vacation at such time or times as are mutually agreed upon by Executive and the Company. All matters relating to vacation time, including but not limited to accrual, carryover and forfeiture of vacation time, shall be governed by, and Executive agrees to be bound by, the Company’s policies and procedures regarding vacation time as in effect from time to time.

7.             Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. The Company and/or the Board may periodically audit or review such expenses to ensure they are for legitimate business expenses.

8.             Deduction and Withholding. Notwithstanding any other provision of this Agreement, any payments or benefits hereunder shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions, as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

9.             Termination of Agreement.

(a)           Termination Date. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the first to occur of any of the following, at the time set forth therefore (the “Termination Date”):

(i)            Mutual Termination. At any time by the mutual written agreement of Company and Executive;

(ii)            Death or Disability. Immediately upon the death of Executive or, subject to applicable law, a determination by Company that Executive has a Disability;

(iii)           Voluntary Termination By Executive. 90 days following Executive’s written notice to Company of termination of employment; provided, however, that Company may waive all or a portion of such notice period and accelerate the effective date of such termination (termination pursuant to this Subsection being referred to herein as “Voluntary” termination);

(iv)          Termination For Cause By Company. Immediately following notice of termination for “Cause” given by Company (as defined below) and failure by Executive to Cure (as defined below), if applicable, with such notice specifying such Cause (termination pursuant to this Subsection being referred to herein as termination for “Cause”);

(v)            Termination Without Cause By Company. The Company may terminate without Cause Executive’s employment under this Agreement at any time (termination pursuant to this Subsection being referred to herein as termination “Without Cause”); or

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(vi)          Termination For Good Reason by Executive. Subject to the notice and remedy provisions described in Section 14(d) below, at the election of Executive for Good Reason so long as the Separation From Service (as such phrase is defined in Code Section 409A; Treasury Regulations Section 1.409A-1(h)) on account of any such condition occurs not later than sixty (60) days following the expiration of the thirty-day (30-day) remedy period described in Section 14(d) below.

(b)           No Limitation on Remedies. Termination pursuant to this Section 9 shall be in addition to and without prejudice to any other right or remedy to which Company may be entitled at law, in equity, or under this Agreement.

10.           Basic Rights at Termination. In the event Executive’s employment with the Company is terminated for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (c) unreimbursed business expenses required to be reimbursed to Executive in accordance with and subject to Company’s policies applicable thereto; and (d) rights of indemnification to which Executive may be entitled as of the Termination Date under the Company’s Certificate of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable. In addition, Executive will be entitled to the amounts and benefits specified in Section 11 of this Agreement, to the extent applicable.

11.           Termination Benefits.

(a)           Termination Without Cause or Resignation for Good Reason other than In Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not In Connection with a Change of Control (as defined in Section 13(f) below), then, subject to Section 11(f), Executive will receive: (i) payment of an aggregate amount equal to Executive’s monthly Base Salary as is in effect on the Termination Date multiplied by 9 (less applicable tax withholdings), such amounts to be paid out monthly in substantially equal installments over the six month period following such termination in accordance with the Company’s normal payroll policies; (ii) payment of the annual bonus (pursuant to Section 4(b)) accrued for the year prior to such termination (to the extent not already paid);; (iii) full vesting with respect to Executive’s then outstanding, unvested equity awards that were awarded under the Company’s 2021 Stock Incentive Plan; (iv) extension of the exercise period for all of Executive’s then outstanding vested stock options (including those that vested pursuant to clause (iii) herein) to the first to occur of: the 6 month anniversary of the date of termination, the expiration date of the stock options, or such earlier time as provided under the applicable plan or grant agreement with respect to a Change of Control; and (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (x) nine (9) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(b)           Termination Without Cause or Resignation for Good Reason In Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is In Connection with a Change of Control, then, subject to Section 11(f), Executive will receive: (i) payment of an aggregate amount equal to Executive’s monthly Base Salary as is in effect on the Termination Date multiplied by 12 (less applicable tax withholdings), such amounts to be paid out in substantially equal installments over the twelve month period following such termination in accordance with the Company’s normal payroll policies; (ii) payment of the annual bonus (pursuant to Section 4(b)) accrued for the year prior to such termination (to the extent not already paid); (iii) Executive’s then-current Annual Target Bonus; (iv) a pro-rata portion of Executive’s Annual Target Bonus for the year of such termination paid in lump sum; (v) full vesting with respect to Executive’s then outstanding, unvested equity awards that were granted under any of the Company’s equity incentive plans; (vi) extension of the exercise period for all of Executive’s outstanding stock options to the first to occur of: the 6 month anniversary of the date of termination, the expiration date of the stock options, or such earlier time as provided under the applicable plan or grant agreement with respect to a Change of Control; and (vii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (x) twelve (12) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA or similar state law), or (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

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(c)           Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily by him without Good Reason or is terminated for Cause by the Company, then, except as otherwise provided in the first sentence of Section 10 above or Section 11(e), (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

(d)           Termination Due to Death or Disability. If Executive’s employment is terminated due to death or Disability, and (x) such termination is not In Connection with a Change of Control, all outstanding, unvested equity awards that were awarded under the Company’s 2021 Stock Incentive Plan will then vest, or (y) such termination is In Connection with a Change of Control, all outstanding, unvested equity awards granted under any of the Company’s equity incentive plans will then vest. All outstanding vested stock options (including those that vested under (x) or (y) herein, will remain exercisable until the first to occur of: the 6 month anniversary of the date of termination, the expiration date of the stock options, or such earlier time as provided under the applicable plan or grant agreement with respect to a Change of Control. Except as otherwise provided in this Section 11(d), the first sentence of Section 10 above, or Section 11(e), all payments of compensation by the Company to Executive hereunder will terminate immediately upon Executive’s termination.

(e)           Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Sections 11(a) or 11(b) will be subject to and conditioned on Executive first signing and not otherwise revoking a separation agreement and release of claims in substantially the form appended hereto as Exhibit A (the “Release Agreement”), which Release Agreement shall contain Executive’s affirmation of his obligation not to compete with the Company as described in Section 15 herein. For this purpose, the Release Agreement must be signed by Executive and returned to the Company no later than thirty (30) days following the Termination Date in accordance with the terms of the Release Agreement. Notwithstanding any other provision of this Agreement to the contrary, no severance or other benefits will be paid or provided unless the Release Agreement becomes effective, and any severance amounts or benefits otherwise payable between the Termination Date and the forty-fifth (45th) day following the Termination Date will be paid on such forty-fifth (45th) day.

(g)           No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

12.           Section 280G; Parachute Payments. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Code Section 4999 (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

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13.           Definitions.

(a)           Cause. (A) Executive’s conviction of or plea of nolo contendere to a felony; (B) Executive’s commission of fraud, misappropriation or embezzlement against any person; (C) the theft or misappropriation by Executive of any property or money of the Company or an affiliate; (D) Executive’s breach of the terms of this Agreement; or (E) the willful or gross neglect of Executive’s duties, the willful or gross misconduct in performance of Executive’s duties or the willful violation by Executive of any material Company policy. Notwithstanding the foregoing, Cause shall not exist with respect to subsection (D) or (E), until and unless Executive fails to cure such breach, neglect or misconduct (if such breach, neglect or misconduct is capable of cure) within 10 days after written notice from the Board.

(b)           Code. shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c)           Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i)             The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)           The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of either (1) a plan of complete liquidation of the Company or (2) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred unless such event would also be a Change in Control under Code Section 409A or would otherwise be a permitted distribution event under Code Section 409A.

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(d)           Disability. For purposes of this Agreement, “Disability” will mean Executive’s inability to substantially perform his duties under this Agreement as a result of incapacity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of 180 days months.

(e)           Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following conditions, without Executive’s express written consent; provided, however, that Executive’s employment is terminated no later than one hundred eighty (180) days following the initial existence of one or more of the following conditions; provided further, that Executive must provide the Company notice of Good Reason within ninety (90) days of the initial existence of one of the following conditions, upon which notice the Company shall then have thirty (30) days in which to remedy the condition, under which circumstances the Company shall not be required to pay any amounts specified in Section 11 of this Agreement:

(i)            A material diminution in Executive’s authority, duties or responsibilities in effect immediately prior to such diminution;

(ii)           A material diminution in Executive’s Base Salary that persists for longer than 12 months; or

(iii)          Any other action or inaction that constitutes a material breach by the Company of this Agreement.

(f)           In Connection with a Change of Control. For purposes of this Agreement, a termination by Company of Executive’s employment with the Company is “In Connection with a Change of Control” if Executive’s employment is terminated by Company without Cause or by Executive for Good Reason within twelve (12) months following a Change of Control.

14.           Return of Company Property and Records. Upon any termination of employment for any reason or no reason, or upon the Company’s request at any time, Executive shall immediately return to the Company all property of the Company in Executive’s possession (including computers, smart phones and other portable electronic devices) and all documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company, including notebooks, correspondence, memos, drawings or diagrams, computer files and databases, graphics and formulas, whether prepared by Executive or by others and whether required by Executive’s work or for his or her personal use, whether copies or originals, unless Executive first obtains the Company’s written consent to keep such records.

15.           Non-Competition. In consideration of the rights and benefits hereunder, including but not limited to the payments and benefits referenced in Section 11(g), Executive agrees that so long as he or she is an employee of the Company and for a period of twelve (12) months after the date of termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, own any interest in, control, participate in, work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor or otherwise) any individual or entity that competes with the Company in the design, manufacture or marketing of recreational and commercial power catamaran boats. This Section 15 shall survive the termination of this Agreement.

16.           Non-Solicitation. In consideration of the rights and benefits hereunder, Executive agrees that during the Restricted Period, he or she shall not, without the prior written consent of the Company: (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or such affiliate; or (ii) solicit or encourage any client of the Company or any of its affiliates (including any investors in funds managed by the Company or its affiliates) to cease to do business with the Company or its affiliates. The only exceptions to the restrictions in this paragraph are: (i) clients (if any) with which Executive had a significant and provable business relationship prior to his/her employment with the Company, and (ii) where Executive has the express, prior written consent of the Board to be released in whole or part from this section of the Agreement. This Section 16 shall survive the termination of this Agreement.

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17.           Confidentiality. Executive agrees that during Executive’s employment with the Company, Executive will have access to confidential information and/or proprietary information about the Company and/or its clients, including, but not limited to, investment strategies, programs or ideas, trade secrets, methods, models, passwords, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company and its respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information.” Any information that is not readily available to the public shall be considered to be Confidential Information, even if it is not specifically marked as such, unless the Company advises Executive otherwise in writing. Such Confidential Information is not readily available to the public and accordingly, Executive agrees that he or she will not at any time, whether during his or her employment with the Company or thereafter, disclose to anyone, (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for his or her own benefit, or for the benefit of third parties. Executive also agrees to preserve and protect the confidentiality of any third party information similar to the Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information. To the extent that any Confidential Information shall become the subject of any search warrant, court order, lawful subpoena, governmental investigation disclosure request or mandate, or the like (a “Disclosure Request”), Executive will notify the Company immediately, provide the Company adequate opportunity to oppose such Disclosure Request and reasonably assist the Company, at no cost to Executive, in opposing such Disclosure Request or seeking a protective order or such other limitation on disclosure as may be reasonably requested by the Company. If, after providing the notice and assistance required by the immediately preceding sentence, Executive is still required by lawful order to disclose any Confidential Information, Executive shall only disclose such information as is specifically required by such lawful order. The confidentiality protections available in this Agreement are in addition to, and not exclusive of, any and all other rights, including those provided under copyright, officer or director fiduciary duties and trade secret and confidential information laws. This confidentiality covenant has no temporal, geographical or territorial restriction. This Section 17 shall survive the termination of this Agreement.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by the Company of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

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DEFEND TRADE SECRETS ACT NOTICE AND RELATED PROVISIONS: The Defend Trade Secrets Act of 2016 provides as follows: (1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney and such disclosure is made (a) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. (2) An individual may disclose a trade secret to that individual’s attorney for the purpose of filing a lawsuit for retaliation by an employer for reporting a suspected violation of law and use the trade secret information in the court proceeding provided the individual files any document containing the trade secret under seal and the individual does not disclose the trade secret except pursuant to court order. The Defend Trade Secrets Act also provides that a court enforcing that law may, if a trade secret is found to have been willfully and maliciously misappropriated, award (a) “exemplary damages” in an amount of up to two times the amount of damages awarded for actual loss caused by the misappropriation of a trade secret and damages for unjust enrichment caused by the misappropriation of the trade secret, or a reasonable royalty for the misappropriation, and (b) reasonable attorneys’ fees against the misappropriating party.

18.           Intellectual Property Assignment. For the purposes of this Agreement, the “business of the Company” is defined as the design, manufacture or marketing of recreational and commercial power catamaran boats. In the course of Executive’s employment, Executive may develop, conceive, generate, or contribute to, alone and/or jointly with others, tangible and intangible property including without limitation, inventions, improvements, business systems, works of authorship, algorithms, software, hardware, knowhow, designs, techniques, methods, documentation and other material, regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade-marks, industrial designs or mask works, that relates to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, or relates to or incorporates any Confidential Information, and whether or not made on the Company’s time or premises or using the Company’s resources, equipment, supplies or facilities, (which tangible and intangible property is collectively referred to in this Agreement as “Proprietary Property”).

All right, title and interest in and to Confidential Information and Proprietary Property (including, without limitation, the Proprietary Property described below), belongs to the Company, and Executive has no rights in any such Confidential Information and Proprietary Property. For greater certainty, all right, title and interest (including without limitation any intellectual property rights) in and to all Confidential Information and Proprietary Property that Executive may acquire or hold in the course of his or her employment is hereby assigned to the Company. Executive acknowledges that a Company customer or other third party (referred to in this Agreement as “Customer”) may, under the terms of its agreement with the Company, own the applicable right, title and interest (including without limitation any intellectual property rights) in certain Proprietary Property (referred to in this Agreement as “Customer Proprietary Property”) and Executive agrees to abide by any and all terms of said Customer agreements as they relate to Customer Proprietary Property and Customer confidential information.

Executive agrees that all of the work product that Executive helps to develop while employed with the Company is the exclusive property and Confidential Information of the Company. Any such work product will be considered to be a work made for hire. Executive agrees to make full disclosure to the Company of and to properly document any development of Proprietary Property that Executive is involved in, and to provide written documentation describing such development to the Company, promptly after its creation. At the request and expense of the Company, both during and after employment, Executive will do all acts necessary and sign all documentation requested by the Company in order to assign all right, title and interest in and to the Proprietary Property to the Company (or to the applicable Customer, in relation to Costumer Proprietary Property) and to enable the Company (or the applicable Customer in relation to Customer Proprietary Property) to register (and to assist the Company to protect and defend its rights in and under any) patents, copyrights, trademarks, trade secrets, mask works, industrial designs and such other protections as the Company (or such Customer) deems advisable anywhere in the world. Executive hereby constitutes and appoints the Company and each and every director of the Company as Executive’s true and lawful attorney with full power of substitution in Executive’s name of and on Executive’s behalf with no restriction or limitation in that regard, to execute and deliver all such documentation as may be necessary to permit any intellectual property application to be completed as provided in this Agreement; the foregoing power of attorney shall be irrevocable (to the fullest extent permitted by law) and is a power coupled with an interest and shall bind Executive and Executive’s heirs, executors and legal personal representatives.

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All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into Executive’s possession or control, and that is in any way obtained, developed, conceived, generated or contributed to by Executive, alone and/or jointly with others, during or as a result of Executive’s employment, is and remains Proprietary Property within the meaning of this Agreement.

The Company and Executive agree and understand that the Company claims no right and agrees to release to Executive all rights in any tangible or intangible property, provided that (i) it was developed by Executive entirely on Executive’s own time, without using the Company’s or any Customer’s resources, equipment, supplies, facilities, or funds, (ii) it does not relate to the business of the Company or Customer or to the Company’s or Customer’s actual or demonstrably anticipated research and development, (iii) it does not relate to or incorporate any Confidential Information or result from any work performed by Executive for the Company or the Customer; and (iv) it was disclosed by Executive to the Company promptly after its creation.

Without limiting the generality of the foregoing, such property includes the excluded property listed on the attached Exhibit B. If disclosure would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list details of such items in Exhibit B but instead to include a general/generic listing and to inform the Company that details have not been listed for that reason. If there is no attached Exhibit B, there is no such excluded property.

19.           Cooperation. Following the date of termination or expiration of this Agreement for any reason, upon the receipt of reasonable notice from the Company (including outside counsel to the Company) or their affiliates, Executive hereby agrees that he or she will respond and provide information with regard to matters in which he or she has knowledge as a result of his or her employment and association with the Company. Executive also agrees that he or she will provide reasonable assistance to the Company and its affiliates and their respective representatives in the defense of any claims that may be made against the Company or any of its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any of its affiliates to the extent that such claims may relate to the Term. Executive hereby agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or any of its affiliates or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation. This Section 19 shall survive the termination of this Agreement.

20.           Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

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21.           Section 409A. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. Subject to the provisions in this Section, the severance payments pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of Executive’s termination of employment.

(a)           This Agreement is intended to comply with or be exempt from Code Section 409A and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.

(b)           It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)            If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then: each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and each installment of the severance payments and benefits due under this Agreement that is not described in the preceding sentence and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(d)           The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A- 1(h)(3).

(e)           All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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(f)            Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

22.           Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or by registered mail, return receipt requested, addressed, if to the Company, to the attention of the Company’s Chairman of the Board of Directors at the Company’s principal offices or to such other address as the Company may designate in writing to Executive, and if to Executive, to his most recent home address on file with the Company. Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by registered mail, on the date shown on the applicable return receipt.

23.           Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be amended, supplemented, revised or otherwise modified except by a writing signed by the parties hereto.

24.           Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of the Company under this Agreement.

25.           Captions, Sections and Headings. Captions, sections and headings herein have been inserted solely for convenience of reference and in no way limit the scope or substance of any provision of this Agreement.

26.           Severability. If any of the provisions of this Agreement is held to be excessively broad by any agency, tribunal or court of competent jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by any agency, tribunal or court of competent jurisdiction, even after the reformation and construction as described in the preceding sentence, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

27.          Injunctive Relief. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

28.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed and performed in such state without giving effect to conflicts of laws principles.

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29.           Opportunity to Obtain Counsel; Acknowledgments. In connection with the preparation of this Agreement, Executive acknowledges and agrees that: (a) Executive has been advised that his interests may be opposed to the interests of Company and, accordingly, Company counsel’s representation in the negotiation of this Agreement may not be in the best interests of Executive; and (b) Executive has been advised to and has so retained separate legal counsel. Executive warrants and agrees that he has read and fully understands the terms and conditions of this Agreement. By signing this Agreement, Executive is affirming that he has freely and of Executive’s own volition acknowledged and agreed to all terms and conditions contained in this Agreement. Executive acknowledges that he had at least ten (10) business days to consider the terms of this Agreement prior to it becoming effective in accordance with its terms.

30.          Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.

31.           No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

32.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

33.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the date first above written.

TWIN VEE POWERCATS CO.		EXECUTIVE

By:	/s/ Joseph Visconti	By:	/s/ Preston Yarborough
Name:	Joseph Visconti	Name:	Preston Yarborough
Title:	Chief Executive Officer

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EXHIBIT A

FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of ______________, 202_ (“General Release”), by and between TWIN VEE POWERCATS CO. (the “Company”), and____________ (the “Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of________, 2021 (the “Employment Agreement”);

WHEREAS, the Company wishes to terminate Executive’s employment with the Company without Cause or the Executive wishes to resign with Good Reason;

WHEREAS, defined terms not defined in this General Release have the meanings given to them in the Employment Agreement;

WHEREAS, the execution of this General Release is a condition precedent to the payment of certain payments or benefits following the Executive’s termination, as set forth in Section 11 of the Employment Agreement;

WHEREAS, in consideration for Executive’s signing of this General Release, as well as Executive’s continued compliance with the Employment Agreement, including without limitation the non-competition and other restrictive covenants contained in Sections 15 through 17 of the Employment Agreement, the Company will provide such payments or benefits to which the Executive may be entitled pursuant to Section 11 of the Employment Agreement; and

WHEREAS, Executive and the Company intend that this General Release shall be in full satisfaction of the obligations described in Section 11(f) of the Employment Agreement owed by Executive to the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.             Executive, for himself or herself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, members, partners, shareholders, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company or any of its subsidiaries or affiliates; (b) the termination of Executive’s employment with the Company and any of its subsidiaries or affiliates; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between Executive, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to: (i) any right to indemnification now existing under the Company’s governing documents; (ii) any rights to the receipt of Executive benefits under any Executive benefit plan which vested on or prior to the date of this General Release; (iii) the right to receive certain payments or benefits under Section 11 of the Employment Agreement; and (iv) the right to continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

2.              Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.             Executive agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language. If Executive violates this General Release by suing Releasees, Executive shall be liable to the Releasees for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit and Executive shall reimburse the Releasees for their costs and expenses. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4.              To the extent, if any, that Executive has rights in any invention, improvement, discovery, process, program, product or system developed by Executive during his or her employment with the Company, Executive hereby irrevocably transfers, assigns and conveys such rights to the Company and agrees that the Company shall be and remain the sole and exclusive owner of all right, title and interest in and to any such invention, improvement, discovery, process, program, product or system, including, but not limited to, all patent, copyright, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereinafter in effect.

5.              Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees or Executive of any improper or unlawful conduct.

6.              Executive acknowledges and recites that:

(a)            Executive has executed this General Release knowingly and voluntarily;

(b)            Executive has read and understands this General Release in its entirety;

(c)                  Executive has been advised and directed orally and in writing (and this subparagraph (c))

(d)                 constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it;

(e)                 By execution of this General Release, Executive expressly waives any and all claims relating to age discrimination and disability or handicap discrimination and releases any rights he may have under Title VII, ADEA, the ADA, and/or any State or local laws;

(f)                   Executive hereby acknowledges that the waiver of his or her rights and/or claims existing under Title VII, ADEA and ADA and/or any State or local laws is in consideration for payments or benefits to which the Executive is entitled under Section 11of the Employment Agreement;

(g)                Executive’s execution of this General Release has not been forced by any Executive or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(h)                 Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.1

7.              This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Florida, except for the application of pre-emptive Federal law.

8.              Executive shall have seven (7) days from the date Executive executes this General Release to revoke Executive’s waiver of any ADEA claims by providing written notice of the revocation to the Company. In the event that Executive revokes this General Release, the Company shall have no obligation to make any payments or benefits under Section 11 of the Employment Agreement that were expressly conditioned on the execution of this release.

9.              Nothing in this General Release shall relieve Executive of his or her obligations under Sections 15 (Non-Competition), 16 (Non-Solicitation), or 17 (Confidentiality) of the Employment Agreement and Executive hereby agrees to comply with his or her obligations as set forth in Sections 15, 16, and 17 of the Employment Agreement.

10.            If this General Release is found to be invalid or unenforceable in any way, the Executive shall execute and deliver to the Company a revised release which will effectuate Executive’s intention to release the Releasees, as set forth herein, to the maximum extent permitted by law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Executive

EXHIBIT B

EXCLUDED PROPERTY FROM INTELLECTUAL PROPERTY ASSIGNMENT